Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sparton Corporation

Schaumburg, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-82380, 333-156388 and 333-164057) of Sparton Corporation of our report dated January 31, 2013, relating to the consolidated financial statements of Onyx EMS, LLC, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Grand Rapids, Michigan

January 31, 2013